Exhibit (d)(3)(iv)

EQ ADVISORS TRUST

AMENDMENT NO. 3 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 3, effective January 1, 2026 (“Amendment No. 3”) to the Investment Sub-Advisory Agreement dated July 16, 2020 (“Agreement”) between Equitable Investment Management Group, LLC, a Delaware limited liability company (“Adviser”) and Massachusetts Financial Services Company d/b/a MFS Investment Management, a corporation organized under the laws of the State of Delaware (“MFS” or “Sub-Adviser”).

Adviser and MFS agree to amend the Agreement as follows:

1.

Modified Fee. Adviser and MFS agree to amend the Agreement to modify the annual sub-advisory fee rate payable to the Sub-Adviser for investment advisory and other services provided by the Sub-Adviser to the EQ/MFS International Intrinsic Value Portfolio.

2.

Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which MFS is appointed as the Sub-Adviser and the fees payable to the Sub-Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

3.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		MASSACHUSETTS FINANCIAL SERVICES COMPANY d/b/a MFS INVESTMENT MANAGEMENT

By:	/s/ Kenneth Kozlowski	By:	/s/ John Corcoran
	Kenneth Kozlowski		Name: John Corcoran
	Executive Vice President and Chief		Title: Chief Financial Officer
Investment Officer

APPENDIX A

TO

AMENDMENT NO. 3 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT WITH

MASSACHUSETTS FINANCIAL SERVICES COMPANY (D/B/A MFS INVESTMENT MANAGEMENT)

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate

International Portfolios, which shall consist of the EQ/MFS International Growth Portfolio and Other Allocated Portion(s)^ identified directly below (collectively, referred to as “International Portfolios”):

EQ/International Core Managed Volatility Portfolio*,^

0.38% of the International Portfolios’ average daily net assets up to and including $500 million;

0.35% of the International Portfolios’ average daily net assets in excess of $500m and up to and including $1 billion; and 0.30% of the International Portfolios’ average daily net assets over $1 billion.***

EQ/Large Cap Value Managed Volatility Portfolio*

0.40% of the Sub-Adviser Allocation Portion’s average daily net assets up to and including $300 million; 0.375% of the Sub-Adviser Allocation Portion’s average daily net assets in excess of $300 million and up to and including $600 million; and 0.35% of the Sub-Adviser Allocation Portion’s average daily net assets in excess of $600 million.**

EQ/MFS International Intrinsic Value Portfolio

0.40% of the Portfolio’s average daily net assets up to and including $1 billion; 0.375% of the Portfolio’s average daily net assets in excess of $1 billion and up to and including $2 billion; and 0.35% of the Portfolio’s average daily net assets in excess of $2 billion.**

EQ/MFS Utilities Series Portfolio

0.40% of the Portfolio’s average daily net assets up to and including $200 million; 0.375% of the Portfolio’s average daily net assets in excess of $200 million and up to and including $400 million; and 0.35% of the Portfolio’s average daily net assets in excess of $400 million.**

EQ/MFS Mid Cap Focused Growth Portfolio	0.375% of the portfolio’s average daily net assets up to and including $250 million; 0.325% of the portfolio’s average daily net assets in access of $250 million and up to and including $500 million; and 0.30% of the portfolio’s average daily net assets in excess of $500 million.**

EQ/MFS Technology Portfolio	0.50% of the Portfolio’s average daily net assets up to and including $100 million; 0.475% of the Portfolio’s average daily net assets in access of $100 million and up to and including $250 million; 0.425% of the Portfolio’s average daily net assets in access of $250 million and up to and including $500 million; and 0.40% of the Portfolio’s average daily net assets in excess of $500 million.**

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion.”

**

The daily sub-advisory fee for the Portfolio or Sub-Adviser Allocation Portion is calculated by multiplying the aggregate net assets of the Portfolio or Sub-Adviser Allocation Portion at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.

***

The daily sub-advisory fee for the International Portfolios is calculated by multiplying the aggregate net assets of the International Portfolios at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year. The daily sub-advisory fee applicable to each Portfolio/Sub-Adviser Allocation Portion is the portion of the daily sub-advisory fee for the International Portfolios that is equal to the Portfolio’s/Sub-Adviser Allocation Portion’s net assets relative to the aggregate net assets of the International Portfolios, including the Portfolio/Sub-Adviser Allocation Portion, used in the fee calculation for that day.

^

Other Allocated Portions are other investment companies (or series or portions thereof) that are managed by the Adviser and advised by the Sub-Adviser, which are classified as “International Portfolios.”